Exhibit 99.1

FaZe Clan, a Leading Gaming, Lifestyle and Media Platform, to Become a Publicly
Listed Company Through Merger with B. Riley Principal 150 Merger Corp.
(NASDAQ: BRPM)

FaZe Clan Expected to List on NASDAQ following Business Combination with B. Riley Principal 150 Merger Corp.

Transaction Will Position FaZe Clan to Expand and Further Diversify its Digitally Native Youth Lifestyle and Media Platform

●	FaZe Clan is a leading digital content platform created for, and by, the Gen Z and Millennial generations
●	With a combined social media reach of over 350 million, including both its owned and operated channels and its network of content creators and personalities, FaZe Clan is positioned to reimagine traditional entertainment and culture for the next generation
●	Estimated transaction proceeds of approximately $291 million (including an estimated $118 million in PIPE proceeds) will be used to fund FaZe Clan’s global multi-platform growth strategy spanning content, gaming, entertainment, and consumer products, including potential acquisitions
●	Upon closing, the combined company is expected to have an implied equity valuation of approximately $1 billion inclusive of nearly $275 million in cash on its balance sheet
●	On a pro forma basis post-closing, the existing FaZe Clan stockholders will own 68% of the equity interest, all of whom are expected to roll 100% of their equity into the combined company

LOS ANGELES, CA and NEW YORK, NY – October 25, 2021 – FaZe Clan Inc. (“FaZe Clan” or the “Company”) today announced it has entered into a definitive merger agreement (the “Merger Agreement”) to combine with B. Riley Principal 150 Merger Corp. (NASDAQ: BRPM) (“BRPM”), a special purpose acquisition company sponsored by an affiliate of B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley Financial”). The proposed business combination transaction (the “Business Combination”) implies an equity value of approximately $1 billion for the combined company inclusive of nearly $275 million of cash (assuming no redemptions). Through the proposed business combination, FaZe Clan is positioned to become one of the only digitally native, youth-focused lifestyle and media platforms publicly traded on a U.S. national exchange.

Upon completion of the proposed Business Combination, BRPM will change its name to “FaZe Holdings Inc.” The combined company’s common stock is expected to be listed on NASDAQ under the new ticker symbol “FAZE.”

Estimated gross transaction proceeds total $291 million, including $173 million in cash from BRPM’s IPO proceeds held in trust (assuming no redemptions), and $118 million from committed PIPE investments. Net proceeds from the transaction, which will include cash in trust net of any redemptions and PIPE proceeds net of transaction-related costs, will be used to fund organic and inorganic growth as the Company expands its digitally native global multi-platform presence across content, gaming, entertainment, consumer products and the metaverse.

Voice of Youth Culture

FaZe Clan is at the forefront of the global creator economy -- an industry centered around innovative digital content development fueled by social media influencers, creators and businesses who monetize their content online. With a leading digital content platform created for and by Gen Z and millennials, FaZe Clan has established a highly engaged, loyal global fan base of over 350 million across its combined social platforms that rivals established major sports leagues and generates more social media interactions than the next top eight esports organizations combined.

FaZe Clan reimagines traditional entertainment for the next generation, leading youth culture with transformative content, tier-one brand partnerships, a collective of notable talent, and fashion and consumer products. The Company boasts a diverse and robust talent network and has ten competitive esports teams that have won 30 championships worldwide.

The Company produces premium content, merchandise, and consumer products and creates advertising and sponsorship programs for leading national brands. With approximately 80% of its audience between the ages of 13-34, FaZe Clan has unlocked key relationships with a coveted demographic that has long proven difficult to reach for traditional media companies and advertisers.

Management Commentary

Lee Trink, Chief Executive Officer of FaZe Clan, said “We are thrilled to announce this important milestone of FaZe Clan’s plans to enter the public market. In our short history, we have evolved from a disruptive content generator to one of the world’s most decorated and successful esports franchises, and now into one of the younger generations’ most recognized and followed brands globally. We believe FaZe Clan is becoming the voice of youth culture, a brand that sits at the nexus of content, gaming, entertainment and lifestyle in the digital-native world. This transaction will provide us capital and access to the public markets, which will help us accelerate the expansion of our multi-platform and monetization strategy. We are so grateful to the millions of loyal fans who have helped us take FaZe Clan to the next level, without whom this would not have been possible. Lastly, we look forward to working with Dan and Bryant, and the B. Riley team and appreciate their support and confidence.”

Dan Shribman, Chief Investment Officer of B. Riley Financial, and CEO and CFO of BRPM, said “The business combination with FaZe Clan represents a tremendous opportunity to invest in the future of media and entertainment. With unmatched social media reach and Gen Z engagement, and the opportunity to meaningfully expand its global multi-platform presence across content, gaming, entertainment, consumer products and the metaverse, we believe FaZe Clan is a compelling investment with the potential to create significant value. We are excited to partner with Lee, Amit and the incredible talent that make up the FaZe Clan team. Lee has surrounded himself with a creative and energetic team and we look forward to working with them on this journey.”

Transaction Overview

With funding from the proposed Business Combination, FaZe Clan plans to further diversify its revenue streams with user monetization, expansion of its global footprint, and investment in new growth opportunities across the creator economy and emerging technologies in addition to a robust acquisition strategy that will only strengthen the Company’s flywheel.

The proposed Business Combination has been approved by the boards of directors of both FaZe Clan and BRPM and is expected to close in the first quarter of 2022, subject to regulatory and stockholder approvals.

Upon closing, the combined company will be led by FaZe Clan’s CEO, Lee Trink, who will also become Chairman of the Board; Amit Bajaj, Chief Financial Officer; Kai Henry, Chief Strategy Officer; and Tammy Brandt, Chief Legal Officer.

Advisors

B. Riley Securities, Inc. is acting as capital markets advisor to BRPM and as sole placement agent on the PIPE. Citi is acting as lead financial advisor to FaZe Clan. M. Klein and Company and Evolution Media Capital are also serving as financial advisors to FaZe Clan.

White & Case is acting as legal advisor to BRPM. Skadden, Arps, State, Meagher & Flom LLP is acting as legal advisor to FaZe Clan. McDermott Will & Emery acted as legal advisor to the PIPE placement agent.

Investor Webcast Information

Management of FaZe Clan and BRPM will host an investor webcast on October 25, 2021 at 9:00 am EST, regarding the proposed Business Combination. The webcast will be accompanied by a detailed investor presentation. For interested investors who wish to participate, the webcast and replay will be available at investor.fazeclan.com or via this webcast link.

Alternatively, investors can participate via a domestic toll-free access number, 1-800-860-2442 and the international toll-free access number (412) 858-4600. Once connected with the operator, request access to the B. Riley Principal 150 Merger Corp. and Faze Clan Business Combination Call.

An investor presentation with more detailed information regarding the proposed transaction will be furnished by BRPM with the SEC under cover of a Current Report on Form 8-K, which can be viewed at the SEC’s website at www.sec.gov.

About FaZe Clan

FaZe Clan is a digital-native lifestyle and media platform rooted in gaming and youth culture, reimagining traditional entertainment for the next generation. Founded in 2010 by a group of kids on the internet, FaZe Clan was created for and by Gen Z and Millennials, and today operates across multiple verticals with transformative content, tier-one brand partnerships, a collective of notable talent, and fashion and consumer products. Reaching over 350 million followers across social platforms globally, FaZe Clan delivers a wide variety of entertainment spanning video blogs, lifestyle and branded content, gaming highlights and live streams of highly competitive gaming tournaments. FaZe Clan’s roster of more than 85 influential personalities consists of engaging content creators, esports professionals, world-class gamers and a mix of talent who go beyond the world of gaming, including NFL star Kyler “FaZe K1” Murray, Lebron “FaZe Bronny” James Jr., Lil Yachty aka “FaZe Boat” and Offset aka “FaZe Offset.” Its unmatched gaming division includes ten competitive esports teams who have won over 30 world championships. Visit www.fazeclan.com and Follow FaZe Clan on Twitter, Instagram, YouTube, TikTok, and Twitch.

About BRPM

BRPM is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. BRPM began trading on the NASDAQ on February 19, 2021 following its initial public offering. Its shares of Class A common stock, units and warrants trade under the ticker symbols BRPM, BRPMU and BRPMW, respectively. BRPM is sponsored by an affiliate of B. Riley Financial, Inc. (Nasdaq: RILY).

Important Information about the Proposed Business Combination and Where to Find It

In connection with the proposed Business Combination, BRPM plans to file a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), which will include a preliminary proxy statement/prospectus relating to the proposed Business Combination (the “Proxy Statement/Prospectus”). After the Registration Statement is declared effective by the SEC, BRPM will mail the definitive Proxy Statement/Prospectus to holders of BRPM’s shares of common stock as of a record date to be established in connection with BRPM’s solicitation of proxies for the vote by BRPM stockholders with respect to the proposed Business Combination and other matters as described in the Proxy Statement/Prospectus. BRPM stockholders and other interested persons are urged to read, when available, the preliminary Proxy Statement/Prospectus and the amendments thereto, the definitive Proxy Statement/Prospectus, and documents incorporated by reference therein, as well as other documents filed with the SEC in connection with the proposed Business Combination, as these materials will contain important information about BRPM, FaZe Clan and the proposed Business Combination. Stockholders will be able to obtain copies of the Proxy Statement/Prospectus and other documents containing important information about BRPM, FaZe Clan and the proposed Business Combination filed with the SEC, without charge, once such documents are available on the website maintained by the SEC at http://www.sec.gov, or by directing a request to: B. Riley Principal 150 Merger Corp, 299 Park Avenue, 21st Floor, New York, New York 10171, Attention: Daniel Shribman, telephone: (212) 457-3300.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Business Combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in the Solicitation

BRPM and FaZe Clan and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of BRPM’s stockholders in connection with the proposed Business Combination. Stockholders of BRPM may obtain more detailed information regarding the names, affiliations and interests of BRPM’s and FaZe Clan’s directors and executive officers in BRPM’s Form S-1 filed with the SEC relating to its initial public offering, which was declared effective on February 18, 2021 (“Form S-1”) and in the Proxy Statement/Prospectus when available. Information concerning the interests of BRPM’s participants in the solicitation, which may, in some cases, be different than those of BRPM’s stockholders generally, will be set forth in the Proxy Statement/Prospectus when it becomes available.

Forward-Looking Statements

The information in this press release includes “forward-looking statements” pursuant to the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of present or historical fact included in this press release, regarding the proposed Business Combination, the ability of the parties to consummate the proposed Business Combination, the benefits and timing of the proposed Business Combination, as well as the combined company’s strategy, future operations and financial performance, estimated financial position, estimated revenues and losses, projections of market opportunity and market share, projected costs, prospects, plans and objectives of management are forward-looking statements. These forward-looking statements generally are identified by the words “budget,” “could,” “forecast,” “future,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “seem,” “seek,” “strive,” “would,” “should,” “may,” “believe,” “intend,” “expects,” “will,” “projected,” “continue,” “increase,” and/or similar expressions that concern BRPM’s or FaZe Clan’s strategy, plans or intentions, but the absence of these words does not mean that a statement is not forward-looking. Such statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on the management of BRPM’s and FaZe Clan’s belief or interpretation of information currently available.

These forward-looking statements are based on various assumptions, whether or not identified herein, and on the current expectations of BRPM’s and FaZe Clan’s management and are not predictions of actual performance. Because forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions, whether or not identified in this press release, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Many factors could cause actual results and condition (financial or otherwise) to differ materially from those indicated in the forward-looking statements, including but not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of negotiations and any subsequent definitive agreements with respect to the proposed Business Combination; (2) the outcome of any legal proceedings or other disputes that may be instituted against BRPM, FaZe Clan, the combined company or others; (3) the inability to complete the proposed Business Combination due to the failure to obtain approval of the stockholders of BRPM, to satisfy the minimum cash condition following redemptions by BRPM’s public stockholders, to obtain certain governmental and regulatory approvals or to satisfy other conditions to closing; (4) changes to the proposed structure of the proposed Business Combination that may be required or appropriate as a result of applicable laws or regulations, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed Business Combination; (5) the ability to meet stock exchange listing standards following the consummation of the proposed Business Combination; (6) the risk that the proposed Business Combination disrupts current plans and operations of BRPM or FaZe Clan as a result of the announcement and consummation of the proposed Business Combination; (7) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management, key employees and talents; (8) costs related to the proposed Business Combination; (9) changes in applicable laws or regulations, including changes in domestic and foreign business, market, financial, political, and legal conditions; (10) the possibility that BRPM, FaZe Clan or the combined company may be adversely affected by other economic, business, and/or competitive factors; (11) the impact of COVID 19 on BRPM’s or FaZe Clan’s business and/or the ability of the parties to complete the proposed Business Combination; (12) the inability to complete the PIPE investments in connection with the proposed Business Combination; and (13) other risks and uncertainties set forth in BRPM’s Form S-1 and in subsequent filings with the SEC, including the Proxy Statement/Prospectus relating to the proposed Business Combination. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of BRPM and FaZe Clan. Forward-looking statements speak only as of the date they are made. While FaZe Clan and BRPM may elect to update these forward-looking statements at some point in the future, FaZe Clan and BRPM specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing FaZe Clan’s and BRPM’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

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Contacts

For FaZe Clan

Investors: Ellipsis, ir@fazeclan.com

Media: Chelsey Northern, chelsey.northern@fazeclan.com

For BRPM

Investors: Dan Shribman, dshribman@brileyfin.com

Media: Jo Anne McCusker, jmccusker@brileyfin.com

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